Exhibit 10.1

SALE SUPPLEMENT

dated as of March 13, 2013

between

OCWEN LOAN SERVICING, LLC, as Seller,

HLSS HOLDINGS, LLC, as Purchaser

and

HOME LOAN SERVICING SOLUTIONS, LTD., as Purchaser

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibit A	Form of Monthly Remittance Report

Schedule I	Servicing Agreements
Schedule II	Underlying Documents
Schedule III	Retained Servicing Fee Percentage
Schedule IV	Target Ratio
Schedule V	Valuation Percentage
Schedule VI	Amortization Percentage

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SALE SUPPLEMENT

This Sale Supplement, dated as of March 13, 2013 (this “Sale Supplement”), is between Ocwen Loan Servicing, LLC, a Delaware limited liability company (“Seller”), HLSS Holdings, LLC, a Delaware limited liability company (“Holdings”) and Home Loan Servicing Solutions, Ltd. (“HLSS” and, together with Holdings, the “Purchasers”):

WITNESSETH:

WHEREAS, Seller and Purchasers are parties to that certain Master Servicing Rights Purchase Agreement, dated as of February 10, 2012 (as amended, supplemented and modified from time to time), and that certain Master Servicing Rights Purchase Agreement, dated as of October 1, 2012 (as amended, supplemented and modified from time to time, the “Agreement”), in each case with respect to the sale by Seller and the purchase by Purchasers of the Servicing Rights and other assets; and

WHEREAS, Seller and Purchasers desire to enter into the transactions described in the Agreement as supplemented by this Sale Supplement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; REFERENCE TO MASTER SERVICING RIGHTS PURCHASE AGREEMENT

1.1 Definitions. (a) For purposes of this Sale Supplement, the following capitalized terms shall have the respective meanings set forth or referenced below:

“Additional Servicing Advance Receivable”: As defined in Section 3.1.

“Advance SPEs”: Each of HLSS Servicer Advance Facility Transferor, LLC, a Delaware limited liability company, and HLSS Servicer Advance Receivables Trust, a Delaware statutory trust.

“Amortization Percentage”: For each calendar month following the Closing Date, the percentage set forth on Schedule VI to this Sale Supplement for such calendar month.

“Assumed Liabilities”: As defined in Section 2.4.

“Book Value” means, with respect to the Rights to MSRs related to any Deferred Servicing Agreement, as of a specified date, an amount equal to the amortized book value of such Rights to MSRs on HLSS’s financial statements as of such date.

“Closing Date”: March 13, 2013; provided that, with respect to Section 5.3 of the Agreement, the Closing Date shall be the related Servicing Transfer Date.

“Closing Statement”: The statement delivered by Seller to Purchasers on the Closing Statement Delivery Date setting forth the good faith calculation of the Estimated Purchase Price.

“Closing Statement Delivery Date”: The Closing Date, unless otherwise agreed by Seller and Purchasers.

“Consent Period”: For each Deferred Servicing Agreement and each related Deferred Servicing Right, the period, if any, from and including the Closing Date to and including the related Servicing Transfer Date.

“Cut-off Date”: March 12, 2013, or such other date as is agreed by Seller and Purchasers.

“Deferred Mortgage Loan”: A mortgage loan subject to a Deferred Servicing Agreement.

“Deferred Servicing Agreement”: As of any date of determination, each Servicing Agreement that is not a Transferred Servicing Agreement on such date. For avoidance of doubt, on the Closing Date each Servicing Agreement is a Deferred Servicing Agreement.

“Deferred Servicing Right”: As of any date of determination, each Servicing Right arising under a Servicing Agreement that is a Deferred Servicing Agreement on such date.

“Excess Servicing Advances”: For any calendar month, the amount, if any, by which the outstanding Servicer Advances with respect to the Servicing Agreements as of the last day of such calendar month exceeds an amount equal to (a) the Target Ratio for such calendar month multiplied by (b) the unpaid principal balance of the Mortgage Loans subject to the Servicing Agreements as of the last day of such calendar month.

“Excess Servicing Fees”: For any calendar month, an amount equal to the product of (i) 15.0 annualized basis points and (ii) the aggregate unpaid principal balance of the Mortgage Loans underlying the Rights to MSRs as of the close of business on the last Business Day of the prior calendar month.

“Excluded Liabilities”: As defined in Section 2.4(c).

“Fannie Mae”: As defined in the Subservicing Agreement.

“Indemnified Person”: A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Person”: The Seller pursuant to Section 8.1 or the Purchasers pursuant to Section 8.2, as the case may be.

“Initial Servicing Advance Receivable”: As defined in Section 3.1.

“Investor”: With respect to any Securitization Transaction, any holder or other beneficial owner of any securities issued by the related Trust.

“Liability”: As defined in Section 8.1.

“Monthly Remittance Report”: With respect to each Deferred Servicing Agreement, a report substantially in the form attached as Exhibit A to this Sale Supplement or in such other form as may be agreed to by Seller and Purchasers from time to time.

“Monthly Servicing Fee”: For each calendar month, the Base Subservicing Fee (as defined in the Subservicing Supplement) for such calendar month together with the Seller Monthly Servicing Fee for such calendar month.

“Monthly Servicing Oversight Report”: A report with respect to all of the Deferred Servicing Agreements and related Mortgage Loans in such form as may be agreed to by Seller and Purchasers from time to time.

“MSR Purchase Price”: For each Servicing Agreement, an amount equal to the product of (i) the Valuation Percentage for such Servicing Agreement and (ii) the aggregate unpaid principal balance of the Mortgage Loans subject to such Servicing Agreement as of the Closing Date.

“P&I Advance”: As defined in the Subservicing Agreement.

“Performance Fee”: As defined in Section 7.2.

“Purchaser Indemnified Party”: As defined in Section 8.2.

“Purchase Price”: The sum of (a) the aggregate MSR Purchase Price for all of the Servicing Agreements and (b) the aggregate Servicing Advance Receivables Purchase Price for any Initial Servicing Advance Receivables.

“Retained Servicing Fee”: For any calendar month, an amount equal to the sum of (a) the product of the Retained Servicing Fee Percentage for such calendar month and the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements and the Transferred Servicing Agreements during such calendar month and (b) the Retained Servicing Fee Shortfall, if any, for the immediately prior calendar month.

“Retained Servicing Fee Percentage”: For any calendar month, the percentage set forth on Schedule III to this Sale Supplement.

“Retained Servicing Fee Shortfall”: For any calendar month, beginning in March 2013, an amount equal to the excess, if any, of (a) the Retained Servicing Fee for such calendar month over (b) the excess, if any, of (x) the aggregate Servicing Advance Receivables Fees actually received by Holdings with respect to the Deferred Servicing Agreements and pursuant to the Transferred Servicing Agreements during such calendar month (whether directly pursuant to such Transferred Servicing Agreements or pursuant to this Sale Supplement) over (y) the Monthly Servicing Fee for such calendar month.

“Rights to MSRs”: For each Servicing Agreement, each of the following assets:

(a) all Servicing Fees payable to Seller as of or after the Closing Date under such Servicing Agreement and the right to receive all Servicing Fees accruing and payable as of or after the Closing Date under such Servicing Agreement;

(b) the right to purchase the Servicing Rights pursuant to Section 2.2 of this Sale Supplement; and

(c) any proceeds of any of the foregoing.

“Sale Date”: For each Servicing Advance Receivable, the date on which such Servicing Advance Receivable is transferred to Holdings pursuant to Section 3.1.

“Seller Indemnified Party”: As defined in Section 8.1.

“Seller Monthly Servicing Fee”: As defined in Section 7.1.

“Servicing Advance Financing Agreements”: Each of that certain Second Amended and Restated Indenture, dated as of September 13, 2012, among HLSS Servicer Advance Receivables Trust, as issuer, Deutsche Bank National Trust Company, as indenture trustee, calculation agent, paying agent and securities intermediary, Holdings, as administrator and servicer, Seller, as servicer and as a subservicer, and Barclays Bank plc and Wells Fargo Securities, LLC, as administrative agents, and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended from time to time.

“Servicing Advance Payment Date”: (a) For any Initial Servicing Advance Receivable, the Closing Date and (b) for any Additional Servicing Advance Receivable, the Funding Date (as defined in the Servicing Advance Financing Agreement) for such Additional Servicing Advance Receivable.

“Servicing Advance Receivable”: For each Servicer Advance, the right to receive reimbursement for such Servicer Advance under the Servicing Agreement pursuant to which such Servicer Advance was made.

“Servicing Advance Receivables Fees”: For any calendar month, an amount equal to the excess of the aggregate amount of Servicing Fees paid to Seller for such calendar month under each Servicing Agreement over the Excess Servicing Fees for such calendar month.

“Servicing Advance Receivable Purchase Price”: With respect to each Servicing Advance Payment Date, for each Servicing Advance Receivable, the outstanding amount that is reimbursable under the related Servicing Agreement with respect to such Servicing Advance Receivable as of such Servicing Advance Payment Date.

“Servicing Agreement”: Each of the servicing agreements described on Schedule I and each of the Underlying Documents described on Schedule II governing the rights, duties and obligations of Seller as servicer under such agreements.

“Servicing Fee Reset Date”: The date which is six (6) years after the Closing Date.

“Servicing Rights Assets”: As defined in Section 2.2.

“Servicing Transfer Date”: With respect to each Servicing Agreement, the date on which all of the Third Party Consents related to such Servicing Agreement necessary to transfer the related Servicing Rights to Purchasers are received or such later date mutually agreed to by Seller and Purchasers.

“Special Damages”: As defined in Section 8.3(d).

“Subservicing Agreement”: That certain Master Subservicing Agreement, dated as of October 1, 2012, between the Seller, as subservicer, and Holdings, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subservicing Supplement”: That certain Subservicing Supplement, dated as of March 13, 2013, between the Seller, as subservicer, and Holdings, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Summary Schedule”: As defined in Section 4.5(a).

“Target Ratio” for each calendar month shall mean the amount specified in Schedule IV with respect to such month.

“Termination Event” means the occurrence of any one or more of the following events (whatever the reason for the occurrence of such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Seller fails to remit any payment required to be made under the terms of this Sale Supplement (to the extent not resulting solely from Holdings failing to purchase a Servicing Advance Receivable required to be purchased by Holdings under this Sale Supplement), which continues unremedied for a period of one (1) Business Day after the date on which written notice of such failure shall have been given by Holdings to Seller;

(b) Seller fails to deliver any required information or report that is complete in all material respects as required pursuant to this Sale Supplement in the manner and time frame set forth herein, which failure continues unremedied for a period of two (2) Business Days after the date on which written notice of such failure shall have been given to Seller by Holdings;

(c) Seller fails to observe or perform in any material respect any other covenant or agreement of Seller set forth in the Agreement or this Sale Supplement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Holdings; provided however, in the event that any such default is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(d) a material breach by Seller of any representation and warranty made by it in the Agreement or this Sale Supplement, which breach continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Holdings; provided, however, in the event that any such default is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(e) Seller fails to maintain residential primary servicer ratings for subprime loans of at least “Average” by Standard & Poor’s Rating Services, a division of Standards & Poor’s Financial Services LLC (or its successor in interest), “SQ3” by Moody’s Investors Service, Inc. (or its successor in interest) and “RPS4+” and “RSS4+” by Fitch Ratings (or its successor in interest);

(f) Seller ceases to be a Fannie Mae, Freddie Mac or FHA approved servicer;

(g) the occurrence of a Material Adverse Event;

(h) any of the conditions specified in the applicable “Servicer Default”, “Servicer Event of Default,” “Event of Default,” “Servicing Default” or “Servicer Event of Termination” or similar sections of any Deferred Servicing Agreement or any related Underlying Document shall have occurred with respect to Seller for any reason not caused by Purchasers (other than as a result of any delinquency or loss trigger which was already triggered as of the Closing Date with respect to such Deferred Servicing Agreement); provided that Seller shall be entitled to any applicable cure period set forth in such Deferred Servicing Agreement or Underlying Document;

(i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days;

(j) Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Seller or of or relating to all or substantially all of its property; or

(k) Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

“Third-Party Claim”: As defined in Section 8.3(b).

“Transferred Assets”: The Rights to MSRs and the Transferred Servicing Rights.

“Transferred Receivables Assets”: As defined in Section 3.1.

“Transferred Servicing Agreement”: As of any date of determination, a Servicing Agreement with respect to which the related Servicing Rights have been transferred to Purchasers pursuant to Section 2.2 of this Sale Supplement or to its designee in accordance with the terms of this Sale Supplement on or prior to such date. For the avoidance of doubt, on the Closing Date no Servicing Agreement is a Transferred Servicing Agreement.

“Transferred Servicing Rights”: As of any date of determination, any Servicing Rights that have been transferred to HLSS pursuant to Section 2.2 of this Sale Supplement on or prior to such date.

“UCC”: As defined in Section 3.1.

“Valuation Percentage”: For each Servicing Agreement, the valuation percentage for such Servicing Agreement as set forth in Schedule V hereto.

(b) Any capitalized term used but not defined in this Sale Supplement shall have the meaning assigned to such term in the Agreement.

1.2 Reference to the Master Servicing Rights Purchase Agreement. Each of Seller and Purchasers agrees that (a) this Sale Supplement is a “Sale Supplement” executed pursuant to Section 2.1 of the Agreement, (b) the terms of this Sale Supplement are hereby incorporated into the Agreement with respect to the Servicing Agreements and the related Mortgage Loans to the extent set forth therein and herein, and (c) the terms of this Sale Supplement apply to the Servicing Agreements specified herein and not to any other “Servicing Agreement” as that term is used in the Agreement. In the event of any conflict between the provisions of this Sale Supplement and the Agreement, the terms of this Sale Supplement shall prevail.

ARTICLE 2

PURCHASE AND SALE OF SERVICING RIGHTS AND RIGHTS TO MSRS; ASSUMED LIABILITIES

2.1 Assignment and Conveyance of Rights to MSRs.

(a) As of the Closing Date, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller does hereby sell, convey, assign and transfer, in each case, without recourse except as provided herein, free and clear of any Liens, (i) to HLSS all of its right, title and interest in and to all of the Excess Servicing Fees for each of the Servicing Agreements, and (ii) to Holdings, any and all other right, title and interest in and to all of the Rights to MSRs for each of the Servicing Agreements.

(b) On and after the Closing Date, Holdings shall be obligated to maintain a complete and accurate list of Servicing Agreements that are Deferred Servicing Agreements and Transferred Servicing Agreements, as the same shall be amended and modified from time to time in connection with Deferred Servicing Agreements becoming Transferred Servicing Agreements as contemplated by the terms and provisions of this Sale Supplement. The list of Deferred Servicing Agreements and Transferred Servicing Agreements maintained by Purchasers under this Section 2.1(b) shall be (x) available for inspection by Seller at any time during normal business hours and (y) presumed to be accurate absent manifest error on the part of Purchaser.

2.2 Automatic Assignment and Conveyance of Servicing Rights. As of the Servicing Transfer Date with respect to each Servicing Agreement, Seller does hereby sell, convey, assign and transfer to Holdings, without recourse except as provided herein, free and clear of any Liens, without further action by any Person, all of its right, title and interest in and to the following assets (the “Servicing Rights Assets”):

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to such Servicing Agreement, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing, other than the Excess Servicing Fees previously conveyed to HLSS pursuant to Section 2.1;

(b) all Ancillary Income and Prepayment Interest Excess received as of or after the related Servicing Transfer Date under such Servicing Agreements and any rights to exercise any optional termination or clean-up call provisions under such Servicing Agreements;

(c) all Custodial Accounts and Escrow Accounts related to such Servicing Agreement and amounts on deposit therein;

(d) all files and records in Seller’s possession or control, including the related Database, relating to the Servicing Rights Assets specified in clauses (a), (b) and (c);

(e) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to such Servicing Rights Assets and/or the Assumed Liabilities; and

(f) any proceeds of any of the foregoing.

2.3 MSR Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, as consideration for the purchase of the Rights to MSRs and the Servicing Rights Assets, HLSS shall pay the portion of the MSR Purchase Price attributable to the value of the Excess Servicing Fees for each Servicing Agreement, and Holdings shall pay the portion of the MSR Purchase Price attributable to the value of the remainder of the Rights to MSRs and the Servicing Rights Assets, in each case for each Servicing Agreement, to Seller.

2.4 Assumed Liabilities and Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth herein and in the Agreement, Holdings shall assume, (i) prior to the Servicer Transfer Date for each Servicing Agreement, and solely as between Holdings and Seller, all of the duties, obligations and liabilities of Seller (other than the Excluded Liabilities), as servicer but subject to such Servicing Agreements, and provided that Seller will continue to act as the servicer as set forth herein and in no event shall Holdings be a subservicer, subcontractor or servicer within the meaning of a Servicing Agreement prior to the related Servicing Transfer Date and (ii) as of or after the Servicing Transfer Date for each Servicing Agreement, all of the duties, obligations, and liabilities of Seller (other than the Excluded Liabilities) as servicer accrued and pertaining solely to the period from and after such Servicing Transfer Date relating to the Servicing Rights that are subject to such Servicing Agreement (the “Assumed Liabilities”).

(b) Holdings hereby agrees to act as servicer under each Servicing Agreement following the related Servicing Transfer Date and assumes responsibility for the due and punctual performance and observance of each covenant and condition to be performed or observed by the servicer under the applicable Servicing Agreement, including the obligation to service each Mortgage Loan in accordance with the terms of the related Servicing Agreement and to pay any Excess Servicing Fees to HLSS on and after such Servicing Transfer Date; provided, however, that the parties hereto acknowledge and agree that neither Purchaser nor any successor servicer assumes any liabilities of Seller, or any obligations of Seller relating to any period of time prior to the applicable Servicing Transfer Date. Seller hereby acknowledges that neither this Sale Supplement nor the Agreement limits or otherwise releases it from its liabilities for its acts or omissions as the servicer under the Servicing Agreements prior to the related Servicing Transfer Date. Holdings hereby acknowledges that Seller shall have no further obligation as servicer under any of the Servicing Agreements on and after the related Servicing Transfer Date, except to the extent set forth in this Sale Supplement, the Agreement, the Subservicing Agreement and the Subservicing Supplement.

(c) Notwithstanding anything to the contrary contained herein, Purchasers do not assume any duties, obligations or liabilities of any kind, whether known, unknown, contingent or otherwise, (i) not relating to the Transferred Servicing Rights or the Assumed Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date or (iv) relating to any representation and warranty made by Seller or any of its Affiliates with respect to the related Mortgage Loans or the Transferred Assets (the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchasers of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in the Agreement or this Sale Supplement shall prevent any party hereto from contesting matters relating to the Assumed Liabilities with any third party obligee.

(d) From and after the related Servicing Transfer Date, except as otherwise provided for in Section 8.3 of this Sale Supplement, (i) Holdings shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto, subject to the terms of the related Servicing Agreements and (ii) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in this Sale Supplement, (i) Seller shall promptly notify Holdings of any claim made against Seller with respect to the Assumed Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Assumed Liabilities or Transferred Assets without the prior written consent of Holdings and (ii) Holdings shall promptly notify Seller of any claim made against Purchasers with respect to the Excluded Liabilities and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities without the prior written consent of Seller.

2.5 Remittance of Excess Servicing Fees, Servicing Advance Receivables Fees and Related Amounts. Seller shall, to the extent permitted under any Deferred Servicing Agreement cause (i) any Excess Servicing Fees to be deposited directly into HLSS’s account in accordance with HLSS’s written directions and (ii) any Servicing Advance Receivables Fees to be deposited directly into Holdings’ account in accordance with Holdings’ written directions. In any case, Seller shall within one (1) Business Day of the receipt thereof, remit to the related Purchaser any such amounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date. Any such amounts shall be remitted in accordance with such Purchaser’s written directions.

2.6 Payment of Estimated Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, HLSS and Holdings shall pay the Estimated Purchase Price to Seller at the Closing. The Estimated Purchase Price shall be reconciled to the final Purchase Price in accordance with Section 2.5 of the Agreement.

ARTICLE 3

PURCHASE AND SALE OF SERVICING ADVANCE RECEIVABLES

3.1 Assignment and Conveyance of Servicing Advance Receivables. Commencing on the Closing Date, and continuing until the close of business on the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller hereby sells, conveys, assigns and transfers to Holdings, and Holdings acquires from Seller, without recourse except as provided herein, free and clear of any Liens, all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under each Servicing Advance Receivable (i) in existence on the Closing Date that arose under the Servicing Agreements and is owned by Seller as of the Closing Date, if any (the “Initial Servicing Advance Receivables”), (ii) in existence on any Business Day on or after the Closing Date that arises under any Servicing Agreement prior to the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement (“Additional Servicing Advance Receivables”), and (iii) in the case of both Initial Servicing Advance Receivables and Additional Servicing Advance Receivables, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds (including “proceeds” as defined in the Uniform Commercial Code in effect in all applicable jurisdictions (the “UCC”)), together with all rights of Seller to enforce such Initial Servicing

Advance Receivables and Additional Servicing Advance Receivables (collectively, the “Transferred Receivables Assets”). Until the related Servicing Transfer Date, Seller shall, automatically and without any further action on its part, sell, assign, transfer and convey to Holdings, on each Business Day, each Additional Servicing Advance Receivable not previously transferred to Holdings and Holdings shall purchase each such Additional Servicing Advance Receivable. The parties acknowledge and agree that so long as the Servicing Advance Receivables with respect to a Servicing Agreement are being sold by Holdings to the Advance SPEs pursuant to the Servicing Advance Financing Agreements, the sale of such Servicing Advance Receivables by Seller to Holdings shall be made pursuant to and in accordance with the provisions of the Servicing Advance Financing Agreements, and Seller covenants and agrees to comply with the provisions of such Servicing Advance Financing Agreements with respect to such Servicing Advance Receivables.

3.2 Servicing Advance Receivables Purchase Price. In consideration of the sale, assignment, transfer and conveyance to Holdings of the Servicing Advance Receivables and related Transferred Receivables Assets, on the terms and subject to the conditions set forth in this Sale Supplement, Holdings shall, on each related Servicing Advance Payment Date, pay and deliver to Seller, in immediately available funds, a purchase price equal to the Servicing Advance Receivables Purchase Price for such Servicing Advance Receivables sold on such date; provided that Seller shall have complied with the terms of Section 3.1 and Section 3.3 with respect to the related Servicing Advance Receivable. Subject to the proviso of the immediately preceding sentence, to the extent any P&I Advances are required to be made under the terms of the Deferred Servicing Agreements, as determined by Seller and set forth in the applicable Monthly Remittance Report, Holdings shall, on the date the related P&I Advance is required to be made under the related Deferred Servicing Agreement, deposit the Servicing Advance Receivable Purchase Price for such P&I Advances into either the applicable Custodial Account or other applicable account held by the related trustee, master servicer, securities administrator, or trust administrator, as the case may be, in accordance with the requirements of the related Deferred Servicing Agreement (which may be done directly by Holdings or though an account established in connection with the Servicing Advance Facility Agreements) in consideration for such P&I Advance.

3.3 Servicing Advances. Seller covenants and agrees that each Servicer Advance made by Seller under the Servicing Agreements prior to the related Servicing Transfer Date shall (a) be required to be made pursuant to the terms of the related Deferred Servicing Agreement and comply with the terms of such Deferred Servicing Agreement and Applicable Law, (b) comply with Seller’s advance policies and stop advance policies and procedures and not constitute a nonrecoverable Servicer Advance as of the date Seller made such Servicer Advance and (c) be supported by customary backup documentation. Seller agrees to provide prompt notice to Holdings of any Servicer Advance made by Seller under the Deferred Servicing Agreements and deliver to Holdings such customary backup documentation relating to any Servicer Advance promptly upon request by Holdings. In the event Seller cannot provide, or cause to be provided to Holdings any customary backup documentation, and Holdings is unable to be reimbursed for such Servicer Advance solely as a result of such failure, Seller shall reimburse Holdings for the amount of such unreimbursed Servicer Advances within five (5) Business Days of Holdings’ written request, to the extent Holdings paid Seller for such amounts.

3.4 Reimbursement of Servicing Advances. Seller shall, to the extent permitted under any Deferred Servicing Agreement cause the reimbursement of any Servicer Advances under the Deferred Servicing Agreements to be made directly into Holdings’ account in accordance with Holdings’ written directions. In any case, Seller shall within one (1) Business Day of the receipt thereof, remit to Holdings any amounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date as reimbursement of any Servicer Advance. Any such amounts shall be remitted in accordance with Holdings’ written directions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchasers as of (a) each of the Closing Date and each Sale Date or (b) as of such other dates specified below:

4.1 General Representations. Each of the representations and warranties set forth in Article 3 of the Agreement are true and correct.

4.2 Title to Transferred Assets. From and including the Closing Date until such Servicing Rights Assets are transferred to Holdings under Section 2.2, Seller shall be the sole holder and owner of such Servicing Rights Assets and shall have good and marketable title to the Servicing Rights Assets, free and clear of any Liens. Upon the sale of such Servicing Rights Assets pursuant to Section 2.2, Seller will transfer to Holdings good and marketable title to the Servicing Rights Assets free and clear of any Liens. Seller is the sole holder and owner of the Rights to MSRs and the sale and delivery to Purchasers of the Rights to MSRs pursuant to the provisions of this Sale Supplement will transfer to Purchasers good and marketable title to the Rights to MSRs free and clear of any Liens.

4.3 Right to Receive Servicing Fees. Seller is entitled to receive Servicing Fees, Ancillary Income and Prepayment Interest Excess as servicer under each Servicing Agreement, and the New York Uniform Commercial Code permits the Seller to transfer the Excess Servicing Fees to HLSS and the remainder of the Rights to MSRs to Holdings under the Agreement and this Sales Supplement without violation of any applicable Servicing Agreement.

4.4 Servicing Agreements and Underlying Documents. Schedule I hereto contains a list of all Servicing Agreements (other than the Underlying Documents) related to the Servicing Rights that are subject to this Sale Supplement and Schedule II hereto contains a list of all Underlying Documents related to such Servicing Agreement, in each case with all amendments and modifications thereto, or supplements thereto with respect to such Servicing Rights.

4.5 Mortgage Pool Information, Related Matters.

(a) Seller has delivered to Purchasers one or more summary schedules which set forth information with respect to each Mortgage Pool relating to the Servicing Rights (the “Summary Schedules”). Seller acknowledges that Purchasers have relied on such Summary Schedules to determine the Purchase Price it was willing to pay for the Transferred Assets.

(b) The Summary Schedules, the Mortgage Loan Schedule and the Database are true, accurate and complete in all material respects as of the related Cut-off Date or such other date specified thereon.

(c) The Mortgage Loan Schedule indicates, by code reference, which of the Mortgage Loans have been converted into REO Properties as of the Cut-off Date.

4.6 Enforceability of Servicing Agreements.

(a) Seller has delivered to Purchasers, on or prior to the related Closing Date, true and complete copies of all Servicing Agreements listed on Schedule I hereto and all amendment thereto and all Underlying Documents listed on Schedule II hereto and all amendments thereto. There are no other written or oral agreements binding upon Seller or Purchasers that modify, supplement or amend any such Servicing Agreement or Underlying Document.

(b) Seller has not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement or Underlying Document or any written notice of any pending or threatened termination of Seller as servicer of any of the Mortgage Loans.

(c) On and prior to the related Servicing Transfer Date, each Servicing Agreement and each of the Underlying Documents is or was a valid and binding obligation of Seller, is or was in full force and effect and enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors rights generally and general principles of equity (regardless of whether considered in a proceeding of law or in equity).

4.7 Compliance With Servicing Agreements.

(a) Seller has serviced the Mortgage Loans subject to the Servicing Agreements and has kept and maintained complete and accurate books and records in connection therewith, all in accordance with Applicable Requirements, has made all remittances required to be made by it under each Servicing Agreement and is otherwise in compliance in all material respects with all Servicing Agreements and the Applicable Requirements.

(b) (i) No early amortization event, servicer default, servicer termination event, event of default or other default or breach has occurred under any Servicing Agreement or any Underlying Document (except with respect to the delinquency or loss performance triggers identified in the Summary Schedules), and (ii) no event has occurred, which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by Seller under any Servicing Agreement, Underlying Document or under any Applicable Requirement; (B) permit termination, modification or amendment of any such Servicing Agreement or Underlying Document by a third party without the consent of Seller; (C) enable any third party to demand that Seller or either Purchaser incur any repurchase obligations pursuant to a Servicing Agreement or an Underlying Document or provide indemnification for any amount of losses relating to a breach of a loan representation or warranty; (D) impose on Seller or either Purchaser sanctions or penalties in respect of any Servicing Agreement or Underlying Document; or (E) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement or Underlying Document which would result in a material breach or trigger a default of any obligation of Seller under any Servicing Agreement or Underlying Document.

(c) There are no agreements currently in place with any subservicers to perform any of Seller’s duties under the Servicing Agreements.

(d) Each report and officer’s certification prepared by Seller as servicer pursuant to a Servicing Agreement is true and correct in all material respects. Seller has previously made available to Purchasers a correct and complete description of the policies and procedures used by Seller in connection with servicing the Mortgage Loans related to the Servicing Agreements.

(e) In the preceding twelve (12) month period, no Governmental Authority, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to Seller claiming or stating that Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by Seller.

(f) All Custodial Accounts and Escrow Accounts have been established and continuously maintained in accordance with Applicable Requirements. All Custodial Account and Escrow Account balances required by the Mortgage Loans and paid for the account of the Mortgagors under the related Mortgage Loans have been credited properly to the appropriate account and have been retained in and disbursed from the appropriate account in accordance with Applicable Requirements.

4.8 No Recourse. None of the Servicing Agreements or other contracts to be assumed by Purchasers hereunder provide for Recourse to Seller.

4.9 The Mortgage Loans.

(a) Each of the Mortgage Loans and REO Properties related to each Servicing Agreement has been serviced in accordance with Applicable Requirements in all material respects.

(b) Except as disclosed on the Mortgage Loan Schedule, in the related Database and in the related Loan File and consistent with the requirements of the related Servicing Agreement, Seller has not waived any default, breach, violation or event of acceleration under any Mortgage Loan, except to the extent that any such waiver is permitted under the related Servicing Agreement and reflected in the Mortgage Loan Schedule, the related Database and the related Loan File and the disclosure relating to such waiver is reflected consistently in all material respects among the related Mortgage Loan Schedule, the related Database and the related Loan File. The Mortgage related to each Mortgage Loan related to the Servicing Agreements has not been satisfied, cancelled or subordinated, in whole or in part, and except as permitted under the related Servicing Agreement, the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, or subordination.

(c) There is in force with respect to each Mortgaged Property and REO Property related to a Servicing Agreement a hazard insurance policy (including any policy in effect under a forced place insurance policy) and, if applicable, a flood insurance policy that provides, at a minimum, for the coverage as required by the applicable Servicing Agreement. Seller and any prior servicer or subservicer under the Servicing Agreements has taken all necessary steps to maintain any hazard insurance policy, flood insurance policy, primary mortgage insurance policy, and title insurance policy as required under the Servicing Agreements.

(d) Seller is not aware of any repurchase requests or demands being made or threatened to be made with respect to any Mortgage Loans related to the Servicing Agreements in excess of $10 million with respect to any Servicing Agreement.

(e) Except as disclosed in the related Database, Seller has not received notice from any Mortgagor with respect to the Mortgage Loans related to the Servicing Agreements of a request for relief pursuant to or invoking any of the provisions of the Servicemembers Civil Relief Act or any similar law which would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

(f) With respect to each adjustable rate Mortgage Loan, Seller and each prior servicer has complied in all material respects with all Applicable Requirements regarding interest rate and payment adjustments.

(g) Each first lien Mortgage Loan is covered by a valid and freely assignable, life of loan, tax service contract, and flood tracking services contract, in full force and effect. All flood zone determination information provided to Purchasers is true and correct in all material respects.

(h) There are no actions, claims, litigation or governmental investigations pending or, to the knowledge of Seller, threatened, against Seller, or with respect to any Servicing Agreement or any Mortgage Loan, which relate to or affect Seller’s rights with respect to the Servicing Rights or Seller’s right to sell, assign and transfer the Servicing Rights or the Rights to MSRs or to receive any Servicing Fee, which could reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

(i) Payments received by Seller with respect to any Mortgage Loans related to the Servicing Agreements have been remitted and properly accounted for as required by Applicable Requirements in all material respects. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account or Escrow Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements or are on deposit in the appropriate Custodial Account or Escrow Account.

(j) Seller is not aware of any Person that has issued any notice or written intention to exercise the optional call or optional redemption provisions under any of the related Servicing Agreements.

(k) No fraudulent action has taken place on the part of Seller in connection with its servicing of any Mortgage Loan related to the Servicing Agreement.

(l) Except with respect to partial releases, actions required by a divorce decree, assumptions, or as otherwise permitted under Applicable Requirements and documented in the Loan File and the Database, (i) the terms of each Mortgage Note and Mortgage have not been modified by Seller or any prior servicer, (ii) no party thereto has been released in whole or in part by Seller or any prior servicer and (iii) no part of the Mortgaged Property has been released by Seller or any prior servicer.

4.10 Servicing Advance Receivables.

(a) From and including the Closing Date until such Servicing Advance Receivable is transferred to Holdings under Section 3.1, Seller is the sole holder and owner of each Servicing Advance Receivable and has good and marketable title to such Servicing Advance Receivable. Seller has not previously assigned, transferred or encumbered the Servicing Advance Receivables other than pursuant to the Agreement, this Sale Supplement and the Servicing Advance Financing Agreements. The sale and delivery to Holdings of the Servicing Advance Receivables pursuant to the provisions of this Sale Supplement will transfer to Holdings good and marketable title to the Servicing Advance Receivables free and clear of any Liens (other than the Liens created pursuant to the Servicing Advance Financing Agreements).

(b) Each Servicing Advance Receivable transferred to Holdings under Section 3.1, is at the time of such transfer a valid and existing account owing to Seller and is carried on the books of Seller at or less than the amount actually advanced or accrued net of any charge-offs or other adjustments by Seller. Seller has not received any notice from a master servicer, securities administrator, trustee, Insurer, Investor or any other Person, which disputes or denies a claim by Seller for reimbursement in connection with any such Servicing Advance Receivable. Each Servicer Advance made by Seller (and each trailing invoice received by Holdings on or after the related Servicing Transfer Date for services rendered prior to such Servicing Transfer Date) that is reimbursed or paid by Holdings to Seller or a third party service provider is fully reimbursable to Holdings as a Servicer Advance under the terms of the related Servicing Agreement.

(c) Each Servicer Advance made by Seller was made in accordance with Applicable Requirements and Seller’s advance policies and stop advance policies and procedures in all material respects, and is not subject to any set-off or claim that could be asserted against Holdings. No Servicer Advance made by Seller or any prior servicer under a Servicing Agreement and not reimbursed or paid to Seller prior to the related Sale Date is a Non-Qualified Servicer Advance. Seller has not received any written notice from any Person in which such Person disputes or denies a claim by Seller for reimbursement in connection with a specifically identified Servicer Advance.

4.11 Servicing Agreement Consents and Other Third Party Approvals. None of the execution, delivery and performance of the Agreement and this Sale Supplement by Seller, the transfers of Servicing Rights under Section 2.2, the transfer of Rights to MSRs under Section 2.1, the transfers of Servicing Advance Receivables under Section 3.1 and the other transactions contemplated hereby require any consent, approval, waiver, authorization, penalties, notice or filing to be obtained by Seller or Purchasers from, or to be given by Seller or Purchasers to, or made by Seller or Purchasers with, any Person, except for, with respect to the Servicing Rights Assets, the Third Party Consents.

4.12 Servicing Advance Financing Agreements.

(a) Except as otherwise disclosed to the Purchasers, all of the Servicing Agreements are “Facility Eligible Servicing Agreements,” and each Servicer Advance to be owned by an Advance SPE is a “Facility Eligible Receivable,” each as defined under the Servicing Advance Financing Agreements.

(b) All of the representations and warranties of Seller in the Servicing Advance Financing Agreements are true and correct, and no early amortization event, default, event of default or similar event has occurred under the Servicing Advance Financing Agreements.

(c) Each of Seller and its Affiliates have complied in all material respects with the terms of the existing Servicing Advance Financing Agreements.

4.13 Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations.

4.14 Servicer Ratings. Seller has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P, Fitch or Moody’s at or above “Above Average,” “RPS3” and “SQ2-”, respectively.

4.15 Eligible Servicer. Seller meets the eligibility requirements of a servicer and a subservicer under the terms of each Servicing Agreement and Underlying Document.

4.16 HAMP. Seller has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with Fannie Mae, as financial agent of the United States, which agreement is in full force and effect.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to the Purchase of the Rights to MSRs. Purchasers’ obligations to make their respective purchases pursuant to Section 2.1, Holdings’ obligations to purchase the Servicing Rights pursuant to Section 2.2, and Purchasers’ obligations to pay the Purchase Price (and the Estimated Purchase Price) pursuant to Section 2.3 and Section 2.6 are subject to the satisfaction or Purchasers’ waiver of each of the conditions set forth in Section 6.1 and Section 6.3 of the Agreement (except the requirement to deliver the Third Party Consents necessary to transfer the Servicing Rights pursuant to Section 2.2) with respect to each of the Servicing Agreements and each of the Servicing Rights, as applicable, on the Closing Date and the satisfaction of each of the following conditions:

(a) Seller shall have obtained all consents or approvals required to be obtained to consummate the transfers to Purchasers pursuant to Section 2.1;

(b) The Servicing Advance Facility Agreements shall have been executed and delivered by each of the parties thereto and all of the conditions precedent to the effectiveness of the Servicing Advance Facility Agreements set forth therein have been satisfied; and

(c) The Subservicing Agreement and the Subservicing Supplement shall have been executed and delivered by each of the parties thereto and all of the conditions precedent to the effectiveness of the Subservicing Agreement and the Subservicing Supplement set forth therein have been satisfied.

ARTICLE 6

SERVICING MATTERS

6.1 Seller as Servicer. Except as expressly set forth in this Sale Supplement, Seller shall perform all of its duties and obligations of under each Servicing Agreement until the related Servicing Transfer Date and shall at all times until the related Servicing Transfer Date meet any standards and fulfill any requirements applicable to Seller under each Servicing Agreement.

6.2 Servicing. Except as otherwise specifically provided in this Sale Supplement, Seller covenants and agrees to service and administer each Mortgage Loan related to a Servicing Agreement from and after the Closing Date until the related Servicing Transfer Date in accordance with Applicable Law, the terms of the related Mortgage Loan Documents and any applicable private mortgage insurance or pool insurance, the standards, requirements, guidelines, procedures, restrictions and provisions of the related Servicing Agreement and Underlying Documents governing the duties of Seller thereunder, this Sale Supplement and any other Applicable Requirements. Without limiting the foregoing, Seller covenants and agrees that it shall perform its obligations pursuant to this Sale Supplement in a manner that will not cause the termination of Seller as servicer under any Deferred Servicing Agreement, including any termination based on Seller’s management of delinquency or loss performance with respect to Mortgage Loans related to such Deferred Servicing Agreement. The parties acknowledge and agree that any termination of Seller as servicer with respect to a Servicing Agreement pursuant to a delinquency or loss performance trigger or for any other reason, other than as a result of a failure by Holdings to purchase Servicing Advance Receivables pursuant to Section 3.1, shall be deemed to be the result of a breach by Seller of its obligations under this Sale Supplement and the Agreement. In the event of a conflict between a Servicing Agreement and this Article 6, the Servicing Agreement shall control.

6.3 Collections from Obligors and Remittances. Seller shall direct the obligors on the Deferred Mortgage Loans to remit payment on the Deferred Mortgage Loans to the Clearing Account (as defined in the Servicing Agreement) and shall within one (1) Business Day of receipt promptly deposit any amounts Seller receives with respect to the Deferred Mortgage Loans in the Clearing Account. Seller shall promptly remit all amounts received by Seller with respect to the Mortgage Loans to the applicable Custodial Account or Escrow Account, but no later than the earlier of two (2) Business Days after receipt thereof or the date required pursuant to the applicable Deferred Servicing Agreement; provided, that Seller shall, subject to the terms of the related Servicing Agreement, remit any such amounts that constitute recovery of a Servicer Advance to the applicable account, if any, specified by Holdings pursuant to Section 3.4 within one (1) Business Day of receipt thereof; provided, further, that Seller shall, subject to the terms of the related Servicing Agreement, remit any such amounts that constitute Servicing Fee to the applicable account, if any, specified by Holdings pursuant to Section 2.5 within one (1) Business Day of receipt thereof. Seller shall also making any compensating interest payments or prepayment interest shortfall payments required to be made by Seller with respect to the Mortgage Loans under the Deferred Servicing Agreements, and shall remit any such payments to the applicable Custodial Account no less than one (1) Business Day prior to the applicable remittance date for such Servicing Agreement.

6.4 Servicing Practices. Seller shall not make any material change to its servicing practices with respect to the Deferred Mortgage Loans after the date hereof, including, any material changes to its cash collection and sweep processes or its advance policies or stop advance policies, without Holdings’ prior written consent, which consent shall not be unreasonably withheld or delayed. Holdings shall have the right to direct Seller to implement reasonable changes to Seller’s servicing practices applicable with respect to all or a portion of the Mortgage Loans, including any changes necessary to ensure compliance with any Applicable Laws or governmental programs or directions received pursuant to the applicable Servicing Agreements.

6.5 Servicing Reports. Seller shall simultaneously deliver a copy of any reports delivered by Seller to any Person pursuant to the Deferred Servicing Agreements to Holdings.

6.6 Escrow Accounts. Subject to the terms of the related Deferred Servicing Agreement, Seller shall be entitled to withdraw funds from any Escrow Account related to a Deferred Servicing Agreement only for the purposes permitted in the applicable Servicing Agreement.

6.7 Notices and Financial Information. Until the last Servicing Transfer Date, Seller will furnish, or will cause to be furnished, to Purchasers:

(a) within two (2) Business Days after the occurrence of a breach by Seller of the Agreement or this Sale Supplement or any Termination Event or other event that would give HLSS the right to direct Seller to transfer the Servicing Rights with respect to any Deferred Servicing Agreement, notice of such event;

(b) any information required to be delivered by Seller pursuant to Section 5.10 of the Subservicing Agreement, which information shall be delivered at such times as specified in Section 5.10 of the Subservicing Agreement, provided that any reference to a “Subject Servicing Agreement” in Section 5.10 of the Subservicing Agreement shall be deemed to be a reference to a “Deferred Servicing Agreement,” for the purposes of this Section 6.7; and

(c) such other information regarding the condition or operations, financial or otherwise, of Seller or any of its subsidiaries as HLSS may from time to time reasonably request.

6.8 Defaults under Deferred Servicing Agreements. Seller covenants and agrees to use its reasonable best efforts to cure any breach, default or notice of default with respect to its obligations under any Deferred Servicing Agreement within the timeframe for cure set forth in such Deferred Servicing Agreement.

6.9 Continuity of Business. (a) Seller will maintain a disaster recovery plan in support of the services it performs pursuant to this Sale Supplement and each Deferred Servicing Agreement. Seller’s disaster recovery plan shall include, at a minimum, procedures for back-up/restoration of operating and loan administration computer systems; procedures and third-party agreements for replacement equipment (e.g. computer equipment), and procedures and third-party agreements for off-site production facilities. Seller will provide Holdings information regarding its disaster recovery plan upon reasonable request. Seller agrees to annually test its disaster recovery plan to ensure compliance with this Section 6.9. If such test results identify a material failure, Seller shall advise Holdings of the steps Seller will be taking to remedy such failure and shall notify Holdings when Seller has remedied such failure and retested. Seller will notify Holdings anytime Seller’s disaster recovery plan is activated. In the event of an activation of the disaster recovery plan, Seller shall use best efforts to provide redundancy capabilities for a majority of the critical systems within 48 hours in at least one of Seller’s other servicing facilities unaffected by the disaster to ensure servicing of the Mortgage Loans will be re-established within such 48 hours.

6.10 Optional Termination or Clean Up Calls. Seller may exercise its rights under any optional termination or clean up call provision pursuant to a Deferred Servicing Agreement prior to the related Servicing Transfer Date; provided that simultaneously or prior to such exercise, (i) Seller or its designee agrees to purchase, and purchases, the Mortgage Loans that are subject to such Deferred Servicing Agreement at a purchase price that is at least equal to the applicable purchase price pursuant to such Deferred Servicing Agreement, (ii) all unreimbursed Servicer Advances and other amounts owed to Holdings with respect to such Deferred Servicing Agreement under the Sale Supplement or otherwise are paid to Holdings, (iii) Seller shall have paid to HLSS a redemption fee with respect to such Deferred Servicing Agreement equal to the Book Value of the Rights to MSRs related to such Deferred Servicing Agreement on HLSS’s financial statements as of the date of such optional termination or clean up call and (iv) Seller shall provide at least ten (10) Business Days prior written notice to Purchasers of such exercise.

6.11 Amendments to Deferred Servicing Agreements; Transfer of Servicing Rights. Seller hereby covenants and agrees not to amend the Servicing Agreements without Purchasers’ prior written consent. Seller shall not sell or otherwise voluntarily transfer servicing under any of the Deferred Servicing Agreement during the Consent Period except as expressly provided in this Sale Supplement or take any other actions inconsistent with Purchasers’ right to acquire ownership of Servicing Rights with respect to a Servicing Agreement upon receipt of the required Third Party Consents.

6.12 Assumption of Servicing Duties; Transfer of Rights to MSRs and Servicing Rights. Holdings may from time to time designate any of Seller’s servicing obligations under a Deferred Servicing Agreement and assume the performance of such obligations so long as such assumption is permitted pursuant to such Deferred Servicing Agreement and does not limit Seller’s right to receive the Servicing Fees pursuant to such Deferred Servicing Agreement. Notwithstanding anything in the Agreement or this Sale Supplement to the contrary, HLSS may transfer the Rights to MSRs to any third party and/or may direct Seller to transfer the Servicing Rights to a third party that can obtain the required Third Party Consents, subject to the right of the Seller to receive the Seller Monthly Servicing Fee, the Performance Fee, the Ancillary Income and, if applicable, the Prepayment Interest Excess owed to Seller with respect to such Deferred Servicing Agreement pursuant to Article 7. For the avoidance of doubt, HLSS shall be entitled to receive all proceeds of such transfer.

6.13 Termination Event. In the case that any Termination Event occurs with respect to any Servicing Agreement during the Consent Period, Seller shall, upon HLSS’s written direction to such effect, use commercially reasonable efforts to transfer the Servicing Rights relating to any affected Servicing Agreement to a third party servicer identified by HLSS with respect to which all required Third Party Consents with respect to such Servicing Agreement can be obtained. HLSS shall be entitled to receive all proceeds of such transfer.

6.14 Servicing Transfer. Seller and Purchasers shall, prior to the Servicing Transfer Date with respect to each Servicing Agreement, work in good faith to determine and agree upon applicable servicing transfer procedures with respect to such Servicing Agreement.

6.15 Incorporation of Provisions from Subservicing Agreement. The provisions of each of Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 (excluding the first sentence thereof), 5.17 and 5.18, and Exhibit A of the Subservicing Agreement are hereby incorporated into this Sale Supplement by reference, mutatis mutandis, as if its provisions were fully set forth herein; provided that any reference therein to the defined terms “Ocwen,” “Servicer,” “Mortgage Loan,” “Subject Servicing Agreement” and “Agreement,” shall be deemed for purposes of this Sale Supplement to be references to the terms “Seller,” “Holdings,” “Deferred Mortgage Loan,” “Deferred Servicing Agreement” and “Sale Supplement,” respectively and any reference therein to the phrase “during the term of this Agreement” shall be deemed for purposes of this Sale Supplement to be references to the phrase “until the last Servicing Transfer Date.”

ARTICLE 7

SELLER SERVICING FEES; COSTS AND EXPENSES

7.1 Seller Monthly Servicing Fee. As consideration for Seller servicing the Mortgage Loans pursuant to the Deferred Servicing Agreements during the applicable Consent Period but prior to the earlier of the date on which the Servicing Rights are transferred from Seller with respect to a Deferred Servicing Agreement or Servicing Fee Reset Date, Holdings shall pay to Seller a monthly base servicing fee for each calendar month during such period during which Seller is servicing Mortgage Loans with respect to Deferred Servicing Agreements pursuant to this Sale Supplement equal to 12% of the aggregate Servicing Fees actually received by Purchasers under this Sale Supplement during such calendar month with respect the Deferred Servicing Agreements (the “Seller Monthly Servicing Fee”).

7.2 Performance Fee. In addition to the Seller Monthly Servicing Fee, Holdings shall pay to Seller for each calendar month during which Holdings is servicing Mortgage Loans with respect to Deferred Servicing Agreements pursuant to this Sale Supplement a performance fee (“Performance Fee”) equal to the greater of (a) zero and (b) (x) the excess, if any, of the aggregate of all Servicing Fees actually received by Purchasers with respect to the Deferred Servicing Agreements and pursuant to the Transferred Servicing Agreements (whether directly pursuant to such Transferred Servicing Agreements or pursuant to this Sale Supplement) during such calendar month over the sum of (i) the Monthly Servicing Fee for such calendar month and (ii) the Retained Servicing Fee for such calendar month multiplied by (y) a fraction, (i) the numerator of which is the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements during such calendar month and (ii) the denominator of which is equal to the sum of the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements during such calendar month and the average unpaid principal balance of all Mortgage Loans subject to the Transferred Servicing Agreements during such calendar month, or such other allocation percentage which is agreed by Seller and Holdings (the “Allocation Percentage”). The Performance Fee, if any, for any calendar month will be reduced by an amount equal to (y) 3.75% per annum (i.e., 0.3125% per month) of the Excess Servicing Advances, if any, for such month multiplied by the Allocation Percentage, and the amount of any such reduction in the Performance Fee shall be retained by Holdings. If the Closing Date does not occur on the first day of a calendar month, the Performance Fee for the period from the Closing Date to the last of the calendar month in which the Closing Date occurs shall be calculated in a pro rata manner based on the number of days in such period. Notwithstanding any provision in this Sale Supplement to the contrary, in the event Holdings has failed to pay Seller any Seller Monthly Servicing Fee or Performance Fees that are past due after ten (10) Business Days of Holdings receiving notice of such failure, Seller shall not be required to continue to act as subservicer until such time as Holdings has fully paid such past due Seller Monthly Servicing Fee or Performance Fee; provided that Holdings shall not have notified Seller that it disputes the occurrence or amount of such past due Seller Monthly Servicing Fee or Performance Fee.

7.3 Costs and Expenses. Except as otherwise expressly provided in the Agreement or this Sale Supplement, each party hereto shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of the Agreement, this Sale Supplement and all documents relating thereto. Seller shall be required to pay all expenses incurred by it in connection with its obligations hereunder to the extent such expenses do not constitute Servicer Advances and shall not be entitled to reimbursement therefor except as specifically provided for herein or in the applicable Deferred Servicing Agreement. Seller shall reimburse Purchasers for any reasonable out-of-pocket costs, including legal fees, incurred by Purchasers in connection with obtaining any required Third Party Consents; provided, however, that neither Purchaser shall incur such costs without the prior written approval of Seller.

7.4 Ancillary Income. Seller shall be entitled to retain as additional compensation any Ancillary Income and any Prepayment Interest Excess received by Seller with respect to the Deferred Mortgage Loans, and all income from amounts on deposit in Custodial Accounts and Related Escrow Accounts related to the Deferred Servicing Agreements, to the extent such Ancillary Income, Prepayment Interest Excess or income is permitted to be retained by Seller pursuant to the related Deferred Servicing Agreement.

7.5 Calculation and Payment. No later than the second Business Day following the receipt by Purchasers of the Monthly Servicing Oversight Report for a calendar month, Holdings will remit to Seller in immediately available funds the Seller Monthly Servicing Fee and Performance Fees payable by Holdings to Seller for the related calendar month, along with a report showing in reasonable detail the calculation of such Seller Monthly Servicing Fees and Performance Fees.

7.6 No Offset. Neither party shall have any right to offset against any amount payable hereunder or other agreement to the other party, or otherwise reduce any amount payable hereunder as a result of, any amount owing by the other party or any of its Affiliates to such party or any of its Affiliates.

7.7 Servicing Fee Reset Date. The servicing fees payable to Seller after the Servicing Fee Reset Date shall be subject to negotiation between Seller and Holdings. If Seller and Holdings are unable to agree to such servicing fee prior to the Servicing Fee Reset Date, Seller shall, upon Holdings’ written direction to such effect, transfer the Servicing Rights relating to all of the Deferred Servicing Agreements to a third party servicer identified by Holdings with respect to which all required Third Party Consents with respect to the Deferred Servicing Agreements can be obtained. Holdings shall be entitled to receive all proceeds related to such transfer.

ARTICLE 8

INDEMNIFICATION

8.1 Seller Indemnification of Purchasers. Seller agrees to indemnify and hold harmless each Purchaser and each officer, director, agent, employee or Affiliate of each Purchaser (each, a “Seller Indemnified Party”) from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, forfeitures, legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses (each, a “Liability”) suffered or incurred by a Purchaser or any such other Person (whether or not resulting from a third party claim) arising directly or indirectly out of or resulting from (a) any event relating to Transferred Assets occurring prior to the related Servicing Transfer Date, (b) a breach of any of Seller’s representations and warranties contained in the Agreement, this Sale Supplement or any other Related Agreement or Seller’s failure to observe and perform any of Seller’s duties, obligations, covenants or agreements contained in the Agreement, this Sale Supplement or any other Related Agreement, (c) acts or omissions of Seller, any other servicer of any Mortgage Loans, or any subservicer, contractor or agent engaged by Seller or any other servicer, in each case prior to the related Servicing Transfer Date, relating to the Transferred Assets, including any failure by Seller, any other servicer or any subservicer, contractor or agent engaged by Seller or any other servicer prior to the related Servicing Transfer Date to comply with the Applicable Requirements, (d) the Excluded Liabilities or (e) any acts or omissions by Seller or its employees or agents in performance of its duties or obligations pursuant to this Sale Supplement.

8.2 Purchasers Indemnification of Seller. Purchasers agree, jointly and severally, to indemnify and hold harmless Seller and each officer, director, agent, employee or Affiliate of Seller (each, a “Purchaser Indemnified Party”) from and against any and all Liability suffered or incurred by Seller or any such other Person arising out of or resulting from (a) a breach of any of Purchasers’ representations and warranties or covenants contained in the Agreement, the Sale Supplement or any other Related Agreement or (b) acts or omissions of a Purchaser or any subservicer, contractor or agent (other than Seller or any of Seller’s Affiliates) engaged by Purchasers, in each case after the related Servicing Transfer Date, relating to the Transferred Assets.

8.3 Indemnification Procedures.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under the Agreement or this Sale Supplement not involving a Third-Party Claim, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(b) The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any action, suit, claim or proceeding, by any unaffiliated third Person (a “Third-Party Claim”) in respect of which indemnity may be sought under the Agreement or this Sale Supplement (which notice shall specify in reasonable detail the nature and amount of such claim); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third-Party Claim, and (ii) upon notice to the Indemnified Person, at any time during the course of any such Third-Party Claim, assume the defense thereof with counsel of its own choice and, in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 8.3(c), to settle or compromise such Third-Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third-Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (ii) of Section 8.3(b) or the Indemnifying Person, as the case may be), of any such Third-Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) no obligation, restriction, loss or admission of guilt or wrongdoing shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person.

(d) Except as specifically provided for in the Agreement or this Sale Supplement, no claim may be made by an Indemnified Person for any special, indirect, punitive or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated, or relationship established, by this Agreement or any Sale Supplement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, Seller and each Purchaser hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor.

8.4 Tax Treatment. (a) Seller and Purchasers agree that all payments made by any of them to or for the benefit of the other under this Article 8, under other indemnity provisions of the Agreement or this Sale Supplement and for any misrepresentations or breaches of warranties or covenants, shall be treated as adjustments to the Purchaser Price for tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Laws of a particular jurisdiction provide otherwise.

(b) All payments made pursuant to this Agreement shall be made free and clear and without deductions of any kind for taxes.

8.5 Survival. The parties’ obligations under this Article 8 shall survive any termination of the Agreement and/or this Sale Supplement.

8.6 Additional Indemnification. (a) Without limiting Seller’s obligations under Article 8 of this Sale Supplement, it is agreed by the parties that if Seller is terminated as servicer under any Deferred Servicing Agreement as a result of any action described in clauses (a) through (e) of Section 8.1 above, Seller shall also pay to Purchasers, as reasonable and just compensation for such termination, an amount equal to the product of (i) the Purchase Price for such Deferred Servicing Agreement and (ii) the Amortization Percentage for the calendar month in which Seller received notice of such termination, and Purchasers shall accept such sum as liquidated damages, and not as penalty, in the event of such a termination.

8.7 Specific Performance. Notwithstanding any other provision of the Agreement or this Sale Supplement, (i) it is understood and agreed that the remedy of indemnity payments pursuant to this Article 8 and other remedies at law would be inadequate in the case of any actual or threatened breach of the Agreement or this Sale Supplement by Seller and (ii) Purchasers shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to such party under the Agreement and this Sale Supplement.

ARTICLE 9

GRANT OF SECURITY INTEREST

9.1 Granting Clause. To secure its performance of its obligations under the Agreement and this Sale Supplement, Seller hereby grants to Purchasers a security interest in all of its right, title and interest in an to the following, whether now owned or hereafter acquired, and all monies “securities,” “instruments,” “accounts,” “general intangibles,” “payment intangibles,” “payment intangibles,” “goods,” “letter of credit rights,” “chattel paper,” “financial assets,” “investment property,” (each as defined in the applicable UCC) and other property consisting of, arising from or relating to any of the following:

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to the Deferred Servicing Agreements, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing;

(b) the Rights to MSRs with respect to each Servicing Agreement;

(c) all Servicing Fees, Ancillary Income and Prepayment Interest Excess received under the Deferred Servicing Agreements and subject to Section 6.10 of this Sale Supplement any rights to exercise any optional termination or clean-up call provisions under the Deferred Servicing Agreements;

(d) all files and records in Seller’s possession or control, including the related Database, relating to the assets specified in clauses (a) through (c);

(e) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to any of the foregoing and/or the Assumed Liabilities; and

(f) any proceeds of any of the foregoing (collectively, the “Collateral”).

This Sale Supplement shall constitute a security agreement under applicable law. Seller agrees that from time to time it shall promptly execute and deliver all additional instruments and documents and take all additional action that Purchasers may reasonably request in order to perfect the interests of Purchasers in, to and under, or to protect, the Collateral or to enable Purchasers to exercise or enforce any of its rights or remedies hereunder. To the fullest extent permitted by applicable law, Seller hereby authorizes Purchasers to file financing statements and amendments thereto in connection with the grant of a security interest pursuant to this Section 9.1. Seller covenants and agrees to take all necessary action to prevent the creation or imposition of any Lien upon any of the Collateral, and to maintain the Collateral free and clear of all Liens, other than the Lien securing the obligations of Seller arising under this Sale Supplement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Without limiting Section 5.7 of the Agreement, each party hereto shall execute and deliver in a reasonable timeframe such reasonable and appropriate additional documents, instruments or agreements and take such reasonable actions as may be necessary or appropriate to effectuate the purposes of this Sale Supplement at the request of the other party. Without limiting the foregoing, the Seller agrees that it will promptly at Purchasers’ request execute and deliver an one or more assignment and assumption agreements, in form mutually agreed to by the parties, one or more equity interest assignments, in form mutually agreed to by the parties, or such other documents, instruments or agreements as Purchasers may reasonably request to evidence the transfers of Rights to MSRs pursuant to Section 2.1, Servicing Rights pursuant to Section 2.2 and Transferred Receivables Assets pursuant to Section 3.1.

10.2 Compliance with Applicable Laws; Licenses. Seller will comply with all Applicable Laws in connection with the performance of its obligations under the Agreement and this Sale Supplement. Seller shall maintain all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect the ability of Seller to perform its obligations under the Agreement and this Sale Supplement.

10.3 Merger, Consolidation, Etc. Seller will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign organization in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Agreement, this Sale Supplement, each Deferred Servicing Agreement or any of the Deferred Mortgage Loans, or to perform its duties under the Agreement or this Sale Supplement. Seller may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which Seller shall be a party or acquiring all or substantially all of the assets of Seller, or any Person succeeding to the business of Seller shall be the successor of Seller hereunder and under the Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and shall have a tangible net worth not less than $25,000,000.

10.4 Annual Officer’s Certificate. Not later than March 15th of each calendar year commencing in 2013, Seller shall deliver to Purchasers an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of Seller during the preceding year and of performance under the Agreement and this Sale Supplement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, Seller has fulfilled all of its obligations under the Agreement and this Sale Supplement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

10.5 Accounting Treatment. Notwithstanding Section 8.14 of the Agreement, the parties acknowledge that until such time as the Third Party Consents with respect to a Servicing Agreement are obtained, the parties shall treat the transaction hereunder with respect to such Servicing Agreement as a financing for accounting purposes.

10.6 Incorporation. The provisions of Article 8 of the Agreement are hereby incorporated into this Sale Supplement by reference, mutatis mutandis, as if its provisions were fully set forth herein.

10.7 Third Party Beneficiaries. Seller and each Purchaser acknowledge and agree that the indenture trustee, on behalf of the holders of related notes, with respect to any Servicing Advance Financing Agreements pursuant to which Purchaser has transferred Servicer Advances made pursuant to a Deferred Servicing Agreement is an express third party beneficiary of this Sale Supplement and the Agreement solely with respect to the Deferred Servicing Agreements related to such Servicing Advance Financing Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sale Supplement to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.

OCWEN LOAN SERVICING, LLC

By: Ocwen Mortgage Servicing, Inc., as its sole member

By:	/s/ Nikhil Malik
Name:	Nikhil Malik
Title:	Vice President

HLSS HOLDINGS, LLC

By:	/s/ James Lauter
Name:	James Lauter
Title:	Senior Vice President and CFO

HOME LOAN SERVICING SOLUTIONS, LTD.

By:	/s/ William C. Erbey
Name:	William C. Erbey
Title:	Chairman

EXHIBIT A

Form of Monthly Remittance Report

Ocwen Loan Servicing, LLC	xxx

Deal Name

Remittance Summary	[Month] [Year]

Particulars	Amount ($)
Scheduled Principal Payments	0.00
Curtailments	0.00
Interest on curtailment	0.00
Pool to Security	0.00
Payoff Principal	0.00
Neg Amt Prin	0.00
Deferred Principal Paid	0.00

Total Principal remitted	0.00

Gross Scheduled Interest	0.00
Less: Service fee amount	0.00
Less: LPMI Premium	0.00
Add: INT on STA Reinstatement	0.00
Add: INT on STA Paid-in-full	0.00
Less: STA PI Recoveries	0.00

Total Interest remitted	0.00

Less: Realized Loss	0.00
Less: Trailing expenses	0.00
Add: Trailing income	0.00
+/- Collection on released loans	0.00
Interest on curtailment	0.00
Add: Prepayment penalty	0.00
+/- Prior period PPP	0.00
Add: Collection on STA loans	0.00
Add: Non recoverable Credits	0.00
Less: Non recoverable advances	0.00
Less: Non Loan level expense	0.00
Less: Jr Lien Blanket Policy Fee	0.00
Less: Pre-approved legal expense	0.00
+/- Reconciliation adjustments	0.00
+ /- Arrearage remittance
Add: Principal Arrearage	0.00
Add: Interest Arrearage	0.00
+ /-: Modification Forgiveness of Debt
Principal Forgiveness	0.00
Interest Forgiveness	0.00
Expense Forgiveness	0.00
Scheduling Difference	0.00

Deffered Principal Loss	0.00
SAM waived balance loss	0.00
Investor Incentives	0.00
Less: Compensating Interest adjustment	0.00

Total Remittance	0.00

Beg Sch Balance	0.00
Ending Principal Balance	0.00
Beg Actual Balance	0.00
Ending Actual Principal Balance	0.00
Beg Deferred Principal Balance	0.00
Ending Deferred Principal Balance	0.00
Beg Loan count	0.00
Payoffs	0.00
End Loan count	0.00
Principal Roll Test	0.00
Loan Count Test	0.00
Non Supporting Compensating Interest	0.00
Wire of sub—Investor	0.00

Grand Total for PI Wire	0.00

SCHEDULE I

SERVICING AGREEMENTS

Investor Number	Deal Name
250	OOMC Series 2003-5
251	OOMC Series 2003-6
261	OOMC Loan Trust 2004-1
274	OOMC Loan Trust Series 2004-2
287	OOMC Loan Trust Series 2004-3
292	OOMLT 2005-1 STEP SERV FEE
369	OOMLT 2005-2 STEP SERV FEE
370	SOUNDVIEW 2005-OPT1- PMI
391	Citigroup CMLTI 2005-OPT4
423	Carrington 2006-OPT1
448	Merrill Lynch Series 2006-OPT1
662	OOMC MESA Trust 2001-5
664	OOMC Loan Trust 2002-1
669	OOMC Loan Trust 2002-3 -STEP
671	First Franklin Series 2002-FF1
683	OOMC Loan Trust 2002-6
687	OOMC Series 2003-1
690	OOMC Loan Trust 2003-2
691	OOMC Series 2003-3
693	OOMC Series 2003-4 StepSvcFee
262	ABFC Series 2004-OPT1
264	OOMC Woodbridge Series 2004-1

269	SABR Trust 2004-OP1 —STEP SF
271	UBS MASTR Series 2004-OPT1
272	BofA ABFC Series 2004-OPT2
276	BofA ABFC 2004-OPT3
279	ABSC Series 2004-HE3
284	ABFC 2004-OPT4
288	UBS MASTR Series 2004-OPT2
289	ABFC 2004-OPT5
294	Citigroup CMLTI 2005-OPT1
297	MASTR 2005-OPT1 STEP SERV FEE
299	CMLT 2005-OPT2 STEP SERV FEE
333	Citigroup Mort Loan Trust 2004-OPT1 step
334	Barclays SABR Series 2004-OP2
360	Barclays SABR Series 2005-OP1
377	Citigroup CMLTI 2005-OPT3
381	ABSC 2005-HE6
384	JPMAC 2005-OPT1
386	Soundview 2005-OPT2
400	ABFC 2005-OPT1
413	SABR 2005-OP2
414	JPMAC 2005-OPT2
417	Barclays SABR Series 2006-OP1
422	Soundview 2006-OPT1
428	ABSC 2006-HE3
437	Soundview 2006-OPT4
442	ABSC 2006-HE5

670	Option One Woodbridge 2002-1
685	MASTR 2002-OPT1 (UBS Security)
688	UBS—MASTR 2003-OPT1
689	OOMC Woodbridge 2003-1
692	MASTR Series 2003-OPT2
695	OOMC Woodbridge Series 2003-2
258	ACE Series2003-OP1
267	ACE 2004-OP1 STEP SERV FEE
380	OOMLT 2005-3
387	Lehman SASCO 2005-S5
397	OOMLT 2005-4
399	NHELI 2005-HE1
401	OOMLT 2005-5
402	SGMS 2005-OPT1
405	Lehman SASCO 2005-OPT1
412	OOMLT 2006-1
416	HSBC HASCO 2006-OPT1
420	HSBC HASCO 2006-OPT2
425	HSBC HASCO 2006-OPT3
430	Lehman SASCO 2006-OPT1
432	HSBC HASCO 2006-OPT4
434	ACE 2006-OP1
441	OOMC Loan Trust Series 2006-2
446	Lehman SASCO 2006-BC2
450	OOMLT 2006-3
551	ACE 2006-OP2

558	ABFC 2006-HE1
559	SGMS 2006-OPT2- Dual Cutoff
564	Lehman SASCO 2006-BC6
565	OOMLT 2007-01- Dual Cutoff
567	HSBC HASCO 2007-OPT1
568	Lehman SASCO 2007-BC1
569	OOMC Loan Trust Series 2007-CP1
571	OOMC Loan Trust Series 2007-2
573	Merrill Lynch Series 2007-HE2
574	OOMC Loan Trust Series 2007-FXD2
575	OOMC Loan Trust Series 2007-3
577	OOMC Loan Trust Series 2007-4
578	OOMC Loan Trust Series 2007-5
582	OOMC Loan Trust Series 2007-6
682	Morgan Stanley 2002-OP1
254	ABSC Series 2003-HE6
257	Merrill Lynch Series 2003-OPT1
396	Soundview 2005-OPT3
406	Soundview 2005-OPT4

SCHEDULE II

Underlying Documents

None

SCHEDULE III

RETAINED SERVICING FEE PERCENTAGE

From Month[1]	To Month	Retained Fee
1	3	26.50 bps
4	6	25.75 bps
7	9	25.25 bps
10	12	25.00 bps
13	15	24.00 bps
16	18	23.50 bps
19	21	23.25 bps
22	24	22.50 bps
25	27	21.75 bps
28	30	21.50 bps
31	33	21.50 bps
34	36	21.50 bps
37	39	21.25 bps
40	42	21.25 bps
43	72	21.25 bps

[1]	Starting with March 2013.

SCHEDULE IV

TARGET RATIO SCHEDULE

Month[2]	Target Advance Ratio
1	4.57%
2	4.47%
3	4.37%
4	4.27%
5	4.18%
6	4.08%
7	3.99%
8	3.90%
9	3.81%
10	3.73%
11	3.64%
12	3.56%
13	3.48%
14	3.40%
15	3.33%
16	3.25%
17	3.18%
18	3.11%
19	3.04%
20	2.97%
21	2.90%
22	2.84%
23	2.77%
24	2.71%
25	2.65%
26	2.59%
27	2.53%
28	2.47%
29	2.42%
30	2.36%
31	2.31%
32	2.26%
33	2.21%

[2]	Starting with March 2013.

34	2.16%
35	2.11%
36	2.06%
37	2.02%
38	1.97%
39	1.93%
40	1.88%
41	1.84%
42	1.80%
43	1.76%
44	1.75%
45	1.75%
46	1.75%
47	1.75%
48	1.75%
49	1.75%
50	1.75%
51	1.75%
52	1.75%
53	1.75%
54	1.75%
55	1.75%
56	1.75%
57	1.75%
58	1.75%
59	1.75%
60	1.75%
61	1.75%
62	1.75%
63	1.75%
64	1.75%
65	1.75%
66	1.75%
67	1.75%
68	1.75%
69	1.75%
70	1.75%
71	1.75%
72	1.75%

SCHEDULE V

VALUATION PERCENTAGE

Investor Number	Purchase Price (bps)
250	92.87
251	71.42
261	60.56
274	67.59
287	72.09
292	60.52
369	64.63
370	65.05
391	63.58
423	71.06
448	48.84
662	(90.78)
664	11.47
669	55.19
671	(3.71)
683	4.95
687	85.43
690	89.58
691	93.42
693	94.20
262	90.71
264	(84.43)
269	56.10
271	70.40
272	68.85
276	70.02
279	63.12
284	71.21
288	70.01
289	72.31
294	68.38
297	66.87
299	64.81
333	69.28
334	67.54
360	64.24
377	67.44
381	68.10
384	66.30
386	67.04
400	64.32
413	68.61
414	82.66
417	70.15
422	64.85

428	75.08
437	55.35
442	47.08
670	(76.21)
685	5.25
688	14.97
689	(74.51)
692	21.92
695	(73.93)
258	63.59
267	62.02
380	64.25
387	(179.53)
397	72.22
399	66.23
401	73.38
402	68.96
405	88.60
412	76.67
416	89.41
420	75.25
425	76.59
430	63.13
432	69.14
434	60.47
441	46.07
446	74.23
450	48.97
551	49.28
558	35.99
559	52.48
564	72.75
565	47.41
567	47.24
568	76.15
569	49.84
571	50.77
573	57.07
574	64.73
575	58.49
577	56.50
578	54.90
582	62.26
682	(12.55)
254	99.82
257	100.20
396	77.60
406	79.77

SCHEDULE VI

AMORTIZATION PERCENTAGE

Month[3]	Percentage
1	100.00%
2	98.80%
3	97.60%
4	96.40%
5	95.30%
6	94.10%
7	93.00%
8	91.90%
9	90.80%
10	89.70%
11	88.60%
12	87.60%
13	86.50%
14	85.50%
15	84.40%
16	83.40%
17	82.40%
18	81.40%
19	80.40%
20	79.50%
21	78.50%
22	77.60%
23	76.70%
24	75.70%
25	74.80%
26	73.90%
27	73.00%
28	72.20%
29	71.30%
30	70.40%
31	69.60%
32	68.80%
33	67.90%

[3]	Starting with March 2013.

34	67.10%
35	66.30%
36	65.50%
37	64.70%
38	63.90%
39	63.20%
40	62.40%
41	61.70%
42	60.90%
43	60.20%
44	59.50%
45	58.80%
46	58.10%
47	57.40%
48	56.70%
49	56.00%
50	55.30%
51	54.60%
52	54.00%
53	53.30%
54	52.70%
55	52.10%
56	51.40%
57	50.80%
58	50.20%
59	49.60%
60	49.00%
61	48.40%
62	47.80%
63	47.30%
64	46.70%
65	46.10%
66	45.60%
67	45.00%
68	44.50%
69	44.00%
70	43.40%
71	42.90%
72	42.40%